FOR IMMEDIATE RELEASE

AMAG Pharmaceuticals Reports Third Quarter 2016 Financial Results and Provides Corporate Update
Total GAAP quarterly revenue increased 50% to $143.8 million, driven by record sales of Makena®
Significant growth in operating and net income
Next-generation development programs progressing well

Conference call scheduled for 8:00 a.m. ET today

WALTHAM, MA (November 3, 2016) - AMAG Pharmaceuticals, Inc. (NASDAQ: AMAG) today reported unaudited consolidated financial results for the third quarter ended September 30, 2016. Total revenue for the third quarter of 2016 increased approximately 50% to $143.8 million. This increase was driven by record sales of Makena and the recognition of a full quarter of revenue from Cord Blood Registry® (CBR), which was acquired by AMAG on August 17, 2015. The company reported third quarter 2016 operating income of $38.8 million and net income of $16.2 million. Non-GAAP adjusted EBITDA for the third quarter of 2016 increased to $76.2 million1, or 44%, versus the same period in 2015. Non-GAAP net income for the third quarter of 2016 increased to $61.8 million1, or 46%, versus the same period in 2015.

"We executed well against our key priorities in the third quarter, delivering strong financial results and hitting key milestones in our next-generation development programs," stated William Heiden, AMAG's chief executive officer. "Our Makena subcutaneous auto-injector program is on-track for an sNDA filing in the second quarter of next year and the Feraheme sNDA submission seeking approval of a broader label has been accelerated to mid-year 2017."

"We have updated the company's financial guidance based on our fourth quarter expectations of continued strong top and bottom line performance, building on our successes achieved in the third quarter,” Mr. Heiden continued.

Third Quarter 2016 and Recent Business Highlights

•
Delivered total revenue of $143.8 million in the third quarter of 2016, compared with $96.2 million in the same period last year. This increase of approximately 50% was driven by record sales of Makena and the recognition of a full quarter of revenue from CBR.

•
Achieved Makena sales of $93.4 million in the third quarter of 2016, compared with $65.2 million in the same period last year. Makena's robust sales growth of 43% was driven exclusively by an increase in volume. This growth resulted in Makena market share of 41%, four percentage points over the second quarter of 2016 and an 11 percentage point gain year-to-date.

•
Generated 1.8% growth to $29.9 million[1] in non-GAAP revenue from CBR over the second quarter of 2016 due to improved net revenue per new customer. In addition, enrollments were higher versus the second quarter of 2016.

•	Reported $22.3 million in Feraheme sales, maintaining market share in the intravenous iron market, which experienced a slight decline in the third quarter of 2016.

[1]	See summaries of GAAP to non-GAAP adjustments at the conclusion of this press release.

•
Achieved key milestones in the Makena subcutaneous auto-injector development program. The company dosed first subjects in both the definitive pharmacokinetic study and comparative pain study. Data from each of these studies is intended to support the supplemental new drug application (sNDA) that the company plans to file with the Food and Drug Administration (FDA) in the second quarter of 2017.

•
Continued to enroll patients more rapidly than expected in the company’s head-to-head, Phase 3 clinical trial evaluating Feraheme in adults with iron deficiency anemia (IDA). The company is seeking to broaden Feraheme’s current label beyond its chronic kidney disease (CKD) indication to include all adult IDA patients who have failed or cannot tolerate oral iron treatment. The timeline to anticipated approval has been shortened by approximately six months as a result of the trial’s rapid enrollment, which has accelerated the company's expected sNDA submission date to mid-2017.

•
Generated an increase of $147.7 million in cash and investments in the first nine months of 2016 to $614.1 million, net of $20.0 million utilized to repurchase the company’s common stock and $13.1 million to repay debt.

Third Quarter Ended September 30, 2016 (unaudited)
Financial Results (GAAP Basis)
Total revenues for the third quarter of 2016 were $143.8 million, compared with $96.2 million in the third quarter of 2015. This increase is related to record sales of Makena and the recognition of a full quarter of revenue from CBR, which was acquired by AMAG on August 17, 2015. Net product sales of Makena increased to $93.4 million in the third quarter of 2016, compared with $65.2 million in the same period last year. This 43% growth in Makena sales was primarily driven by the successful launch of the single-dose, preservative-free formulation and strong growth in the company’s Makena @Home program. Sales of Feraheme and MuGard® totaled $22.4 million in the third quarter of 2016, compared with $23.8 million in the third quarter of 2015. Service revenue from CBR totaled $28.0 million in the third quarter of 2016, as compared to $7.2 million in the third quarter of 2015.

Total costs and expenses, including costs of product sales and services, totaled $105.0 million for the third quarter of 2016, compared with $97.5 million for the same period in 2015. The increase in operating expenses in 2016 was related to: (i) higher research and development expenses for the company's next generation development programs, (ii) higher selling, general and administrative expenses due to the recognition of a full quarter of CBR-related expenses, and (iii) higher non-cash amortization of the Makena intangible asset. These increases were partially offset by expenses in the third quarter of 2015 that did not recur in 2016 related to an upfront payment for AMAG's exclusive option to acquire rights to a development stage asset to treat severe preeclampsia (Velo) and CBR-related acquisition costs.

Third quarter 2016 operating income totaled $38.8 million, compared with a $1.4 million loss in the third quarter of last year. The company reported net income of $16.2 million, or $0.47 per basic share and $0.43 per diluted share, for the third quarter of 2016, compared with a net loss of $20.6 million, or $0.62 per basic and diluted share, for the same period in 2015.

Balance Sheet Highlights
The company’s cash, cash equivalents and investments increased by $147.7 million in the first nine months of 2016 to approximately $614.1 million, net of $20.0 million utilized to repurchase the company’s common stock and $13.1 million to repay debt. Total debt (principal amount outstanding), including $200 million of convertible debt, was approximately $1.03 billion as of September 30, 2016. For the 12 months ended September 30, 2016, sales of Makena exceeded $300 million, triggering a $100 million milestone that will be paid to former Lumara Health shareholders in the fourth quarter of 2016.

"In the third quarter, we once again generated strong cash flow as a result of our solid commercial execution and operating discipline,” stated Ted Myles, chief financial officer of AMAG. "We are now in an even better position to capitalize on acquisition or licensing opportunities that would diversify and expand our product portfolio."
Financial Results (Non-GAAP Basis)1,2
Non-GAAP revenues totaled $145.8 million in the third quarter of 2016, up from $103.5 million in the third quarter of 2015. Non-GAAP CBR revenue totaled $29.9 million in the third quarter of 2016, compared with $14.5 million in the same period in 2015. CBR's financial results for the third quarter of 2015 include only a portion of the quarter, as AMAG purchased CBR on August 17, 2015. The difference between GAAP and non-GAAP revenue for the quarter represents purchase accounting adjustments related to CBR deferred revenue.

Total non-GAAP costs and expenses, including costs of product sales and services, totaled $69.6 million in the third quarter of 2016, compared with total non-GAAP costs and expenses of $50.6 million in the same period in 2015. Non-GAAP adjusted EBITDA for the third quarter of 2016 was $76.2 million, compared with $52.8 million for the same period in 2015.

The company generated third quarter 2016 non-GAAP net income of $61.8 million, or $1.81 per non-GAAP basic share and $1.78 per non-GAAP diluted share. In the third quarter of 2015, non-GAAP net income totaled $42.3 million, or $1.27 per non-GAAP basic share and $1.02 per non-GAAP diluted share. Non-GAAP diluted shares for the third quarter of 2016 do not include 7.4 million of potentially dilutive shares from the convertible notes, as the stock price was below the convertible notes' exercise price.

Updated 2016 Financial Guidance Range3

	2016 GAAP Guidance		2016 Non-GAAP Guidance
$ in millions	Previous	Updated	Previous	Updated
Makena sales	$310 - $340	$330 - $340	$310 - $340	$330 - $340
Feraheme and MuGard sales	$95 - $105	$95 - $105	$95 - $105	$95 - $105
CBR revenue	$98 - $108	$98 - $108	$115 - $125	$115 - $125
Total revenue	$503 - $553	$523 - $553	$520 - $570	$540 - $570

Net income	$0 - $30	$3 - $23	$195 - $225	$200 - $220
Operating income	$93 - $123	$98 - $118	N/A	N/A
Adjusted EBITDA	N/A	N/A	$255 - $285	$260 - $280

Conference Call and Webcast Access
AMAG Pharmaceuticals, Inc. will host a conference call and webcast with slides today at 8:00 a.m. ET, during which management will discuss the company’s financial and operating results and recent developments. To access the conference call via telephone, please dial (877) 412-6083 from the United States or (702) 495-1202 for international access. A telephone replay will be available from approximately 11:00 a.m. ET on November 3, 2016 through midnight on November 10, 2016. To access a replay of the conference call, dial (855) 859-2056 from the United States or (404) 537-3406 for international access. The pass code for the live call and the replay is 96588865.

The call will be webcast with slides and accessible through the Investors section of the company’s website at www.amagpharma.com. The webcast replay will be available from approximately 11:00 a.m. ET on November 3, 2016 through midnight on December 3, 2016.

[2]	See share count reconciliation at the conclusion of this press release.
[3]	See reconciliation of 2016 financial guidance of non-GAAP adjusted EBITDA and non-GAAP net income at the conclusion of this press release.

Use of Non-GAAP Financial Measures
AMAG has presented certain non-GAAP financial measures, including non-GAAP revenues, non-GAAP costs and expenses, non-GAAP adjusted EBITDA (earnings before income taxes, depreciation and amortization), non-GAAP net income and non-GAAP basic and diluted net income per share. These non-GAAP financial measures exclude certain amounts, revenue, expenses, income or dilutive shares from the corresponding financial measures determined in accordance with accounting principles generally accepted in the U.S. (GAAP).

Management believes this non-GAAP information is useful for investors, taken in conjunction with AMAG’s GAAP financial statements, because it provides greater transparency regarding AMAG’s operating performance and prospects for future performance and allows investors to better compare performance over different periods. Management uses these measures, among other factors, to assess and analyze operational results and trends and to make financial and operational decisions, including in compensation decisions. Non-GAAP information is not prepared under a comprehensive set of accounting rules and should only be used to supplement an understanding of AMAG’s operating results as reported under GAAP, not as a substitute for GAAP financial measures, and AMAG encourages investors to review its consolidated financial statements and publicly filed reports in their entirety. In addition, these non-GAAP financial measures are unlikely to be comparable with non-GAAP information provided by other companies. Due to the adjustments made to GAAP net income (loss) and GAAP net income (loss) per share to calculate non-GAAP net income and non-GAAP net income per share, the non-GAAP measures are higher than GAAP net income (loss) and GAAP net income (loss) per share. Non-GAAP net income and non-GAAP net income per share should not be considered measures of our liquidity. The determination of the amounts that are excluded from non-GAAP financial measures is a matter of management judgment and depends upon, among other factors, the nature of the underlying expense or income amounts. Reconciliations between these non-GAAP financial measures and the most comparable GAAP financial measures are included in the tables accompanying this press release after the unaudited condensed consolidated financial statements.

About AMAG
AMAG is a biopharmaceutical company focused on developing and delivering important therapeutics, conducting clinical research in areas of unmet need and creating education and support programs for the patients and families we serve. Our products support the health of patients in the areas of maternal health, anemia management and cancer supportive care. Through CBR®, we also help families to preserve newborn stem cells, which are used today in transplant medicine for certain cancers and blood, immune and metabolic disorders, and have the potential to play a valuable role in the ongoing development of regenerative medicine. For additional company information, please visit www.amagpharma.com.

About Makena® (hydroxyprogesterone caproate injection)
Makena® is a progestin indicated to reduce the risk of preterm birth in women pregnant with a single baby who have a history of singleton spontaneous preterm birth.

The effectiveness of Makena is based on improvement in the proportion of women who delivered <37 weeks of gestation. There are no controlled trials demonstrating a direct clinical benefit, such as improvement in neonatal mortality and morbidity.

Limitation of use: While there are many risk factors for preterm birth, safety and efficacy of Makena has been demonstrated only in women with a prior spontaneous singleton preterm birth. It is not intended for use in women with multiple gestations or other risk factors for preterm birth.

Makena should not be used in women with any of the following conditions: blood clots or other blood clotting problems, breast cancer or other hormone-sensitive cancers, or history of these conditions; unusual vaginal bleeding not related to the current pregnancy, yellowing of the skin due to liver problems during pregnancy, liver problems, including liver tumors, or uncontrolled high blood pressure. Before patients receive Makena, they should tell their healthcare provider if they have an allergy to hydroxyprogesterone caproate, castor oil, or any of the other ingredients in Makena; diabetes or prediabetes, epilepsy, migraine headaches, asthma, heart problems, kidney problems, depression, or high blood pressure.

In one clinical study, certain complications or events associated with pregnancy occurred more often in women who received Makena. These included miscarriage (pregnancy loss before 20 weeks of pregnancy), stillbirth (fetal death occurring during or after the 20th week of pregnancy), hospital admission for preterm labor, preeclampsia (high blood pressure and too much protein in the urine), gestational hypertension (high blood pressure caused by pregnancy), gestational diabetes, and oligohydramnios (low amniotic fluid levels).

Makena may cause serious side effects including blood clots, allergic reactions, depression, and yellowing of the skin and the whites of the eyes. The most common side effects of Makena include injection site reactions (pain, swelling, itching, bruising, or a hard bump), hives, itching, nausea, and diarrhea.

For additional product information, including full prescribing information, please visit www.makena.com.

About Feraheme® (ferumoxytol)
Feraheme received marketing approval from the FDA on June 30, 2009 for the treatment of IDA in adult CKD patients and was commercially launched by AMAG in the U.S. shortly thereafter. Ferumoxytol is protected in the U.S. by six issued patents covering the composition and dosage form of the product. Each issued patent is listed in the FDA’s Orange Book, the last of which expires in June 2023.

Fatal and serious hypersensitivity reactions including anaphylaxis have occurred in patients receiving Feraheme. Initial symptoms may include hypotension, syncope, unresponsiveness, cardiac/cardiorespiratory arrest. Feraheme is contraindicated in patients with a known hypersensitivity to Feraheme or any of its components, or a history of allergic reaction to any intravenous iron product.

For additional product information, please see full Prescribing Information, including Boxed Warning, available at www.feraheme.com.

About Cord Blood Registry® (CBR)
CBR is the world’s largest private newborn stem cell company. Founded in 1992, CBR is entrusted by parents with storing more than 600,000 umbilical cord blood and cord tissue units. CBR is dedicated to advancing the clinical application of newborn stem cells by partnering with reputable research institutions on FDA-regulated clinical trials for conditions that have no cure today. For more information, visit www.cordblood.com.

Forward-Looking Statements
This press release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995 (PSLRA) and other federal securities laws. Any statements contained herein which do not describe historical facts, including, among others, expectations for AMAG’s next generation development programs for Makena, including the anticipated timing to file an sNDA; expectations for AMAG’s Phase 3 clinical trial for the broader indication for Feraheme, including the anticipated timing of an sNDA submission; AMAG’s 2016 updated financial guidance, including GAAP and non-GAAP revenues, GAAP operating income, non-GAAP adjusted EBITDA and GAAP and non-GAAP net income; AMAG's intention to pay a $100 million milestone to former Lumara Health shareholders in the fourth quarter of 2016; AMAG’s belief that the generation of strong cash flows in the first nine months of 2016 puts AMAG in a better position to diversify and expand its portfolio; and beliefs that newborn stem cells have the potential to play a valuable role in the development of regenerative medicine are forward-looking statements which involve risks and uncertainties that could cause actual results to differ materially from those discussed in such forward-looking statements.

Such risks and uncertainties include, among others, those risks identified in AMAG’s filings with the U.S. Securities and Exchange Commission (SEC), including its Annual Report on Form 10-K for the year ended December 31, 2015, its Quarterly Reports on Form 10-Q for the quarters ended March 31, 2016 and June 30, 2016 and subsequent filings with the SEC. Any such risks and uncertainties could materially and adversely affect AMAG’s results of operations, its profitability and its cash flows, which would, in turn, have a significant and adverse impact on AMAG’s stock price. AMAG cautions you not to place undue reliance on any forward-looking statements, which speak only as of the date they are made.

AMAG disclaims any obligation to publicly update or revise any such statements to reflect any change in expectations or in events, conditions or circumstances on which any such statements may be based, or that may affect the likelihood that actual results will differ from those set forth in the forward-looking statements.

AMAG Pharmaceuticals® and Feraheme® are registered trademark of AMAG Pharmaceuticals, Inc. MuGard® is a registered trademark of Abeona Therapeutics, Inc. Makena® is a registered trademark of AMAG Pharmaceuticals IP, Ltd. Cord Blood Registry® and CBR® are registered trademarks of CBR Systems, Inc.

- Tables Follow -

AMAG Pharmaceuticals, Inc.
Condensed Consolidated Statements of Operations
(unaudited, amounts in thousands, except for per share data)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2016	2015	2016	2015
Revenues:
Makena	$93,387	$65,155	$236,824	$184,258
Feraheme/MuGard	22,390	23,762	71,500	66,726
Cord Blood Registry	27,965	7,177	71,863	7,177
License fee, collaboration and other revenues	40	58	313	51,380
Total revenues	143,782	96,152	380,500	309,541
Operating costs and expenses:
Cost of product sales	25,706	19,088	65,942	59,793
Cost of services	4,984	3,261	15,705	3,261
Research and development expenses	17,116	9,809	45,579	24,981
Option rights to license orphan drug	—	10,000	—	10,000
Selling, general and administrative expenses	57,216	46,141	172,314	110,054
Impairment charges of intangible assets	—	—	15,963	—
Acquisition-related costs	—	8,500	—	11,153
Restructuring expenses	—	738	712	1,752
Total costs and expenses	105,022	97,537	316,215	220,994
Operating income	38,760	(1,385)	64,285	88,547
Other income (expense):
Interest expense	(18,309)	(14,222)	(55,002)	(34,794)
Loss on debt extinguishment	—	(10,449)	—	(10,449)
Interest and dividend income	838	524	2,319	967
Other income (expense)	(24)	(9,182)	197	(9,180)
Total other income (expense)	(17,495)	(33,329)	(52,486)	(53,456)
Income (loss) before income taxes	21,265	(34,714)	11,799	35,091
Income tax expense (benefit)	5,069	(14,130)	3,725	9,513
Net income (loss)	$16,196	$(20,584)	$8,074	$25,578
Net income (loss) per share
Basic	$0.47	$(0.62)	$0.23	$0.84
Diluted	$0.43	$(0.62)	$0.23	$0.73
Weighted average shares outstanding used to compute net income (loss) per share:
Basic	34,171	33,223	34,377	30,379
Diluted	42,111	33,223	34,764	34,962

AMAG Pharmaceuticals, Inc.
Condensed Consolidated Balance Sheets
(unaudited, amounts in thousands)

	September 30, 2016	December 31, 2015
ASSETS
Current assets:
Cash and cash equivalents	$305,279	$228,705
Investments	308,792	237,626
Accounts receivable, net	70,079	85,678
Inventories	38,157	40,645
Receivable from collaboration	—	428
Prepaid and other current assets	14,474	13,592
Total current assets	736,781	606,674
Property, plant and equipment, net	25,255	28,725
Goodwill	639,484	639,188
Intangible assets, net	1,122,535	1,196,771
Restricted cash	2,593	2,593
Other long-term assets	1,005	2,259
Total assets	$2,527,653	$2,476,210

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities:
Accounts payable	$4,742	$4,906
Accrued expenses	126,363	106,363
Current portion of long-term debt	62,791	17,500
Current portion of acquisition-related contingent consideration	100,359	96,967
Deferred revenues	34,653	20,185
Total current liabilities	328,908	245,921
Long-term liabilities:
Long-term debt, net	747,869	803,669
Convertible 2.5% notes, net	177,146	170,749
Acquisition-related contingent consideration	127,094	125,592
Deferred tax liabilities	192,608	189,145
Deferred revenues	12,513	5,093
Other long-term liabilities	3,562	3,777
Total liabilities	1,589,700	1,543,946
Total stockholders’ equity	937,953	932,264
Total liabilities and stockholders’ equity	$2,527,653	$2,476,210

AMAG Pharmaceuticals, Inc.
Reconciliation of Non-GAAP Adjustments to Net Income
(unaudited, amounts in thousands)

	Three Months Ended September 30,				Nine Months Ended September 30,
	2016		2015		2016		2015
GAAP revenues	$143,782		$96,152		$380,500		$309,541
Service revenues	1,985	[4]	7,321	[4]	15,600	[4]	7,321	[4]
License fee, collaboration and other revenues	—		—		—		(39,965)	[5]
Non-GAAP revenues	145,767		103,473		396,100		276,897

GAAP CBR revenues	27,965		7,177		71,863		7,177
Service revenues	1,985	[4]	7,321	[4]	15,600	[4]	7,321	[4]
Non-GAAP CBR revenues	29,950		14,498		87,463		14,498

GAAP costs of product sales and services	30,690		22,349		81,647		63,054
Cost of product sales	(20,915)	[6]	(15,336)	[6]	(53,151)	[6]	(49,597)	[6]
Cost of services	(359)	[7]	(215)	[7]	(1,072)	[7]	(215)	[7]
Non-GAAP costs of product sales and services	9,416		6,798		27,424		13,242

GAAP costs and expenses	105,022		97,537		316,215		220,994
Cost of product sales	(20,915)	[6]	(15,336)	[6]	(53,151)	[6]	(49,597)	[6]
Cost of services	(359)	[7]	(215)	[7]	(1,072)	[7]	(215)	[7]
Research and development expenses	(901)	[8]	(1,550)	[8]	(3,541)	[8]	(3,241)	[8]
Selling, general and administrative expenses	(13,244)	[9]	(10,561)	[9]	(33,971)	[9]	(20,246)	[9]
Option rights to license orphan drug	—		(10,000)	[10]	—		(10,000)	[10]
Impairment charges of intangible assets	—		—		(15,963)	[11]	—
Acquisition-related costs	—		(8,500)	[12]	—		(11,153)	[12]
Restructuring expenses	—		(738)	[13]	(712)	[13]	(1,752)	[13]
Non-GAAP costs and expenses	69,603		50,637		207,805		124,790

GAAP other income (expense), including income tax expense (benefit)	(22,564)		(19,199)		(56,211)		(62,969)
Non-cash interest expense	3,171	[14]	3,111	[14]	9,333	[14]	8,943	[14]
Loss on debt extinguishment	—		10,449	[15]	—		10,449	[15]
Other income (expense)	—		9,187	[16]	—		9,185	[16]
Income tax expense (benefit)	5,069	[17]	(14,130)	[17]	3,725	[17]	9,513	[17]
Non-GAAP other income (expense)	(14,324)		(10,582)		(43,153)		(24,879)

GAAP net income (loss)	16,196		(20,584)		8,074		25,578
Total adjustments	45,644		62,838		137,068		101,650
Non-GAAP net income (loss)	61,840		42,254		145,142		127,228

[4]	Represents purchase accounting adjustments related to deferred revenue in connection with the CBR acquisition.
[5]	Represents adjustments to exclude certain non-cash revenue associated with the 2014 termination of the company’s ex-US ferumoxytol marketing agreement.
[6]
Adjustments to eliminate the following: (i) non-cash step-up of inventory from purchase accounting; (ii) amortization expense related to intangible assets; (iii) depreciation expense; and (iv) stock-based compensation expense.

[7]	Adjustments to eliminate depreciation expense.
[8]
Adjustments to eliminate the following: (i) non-cash step-up of inventory used in research and development from purchase accounting; (ii) depreciation expense; and (iii) stock-based compensation expense.

[9]
Adjustments to eliminate the following: (i) non-cash adjustments related to contingent consideration; (ii) amortization expense related to intangible assets; (iii) depreciation expense; and (iv) stock-based compensation expense.

[10]	Eliminate one-time costs related to Velo option.
[11]	Impairment expense of $15.7 million related to the MuGard intangible asset and $0.2 million related to the favorable lease intangible asset
[12]	Adjustments to eliminate one-time costs related to CBR acquisition.
[13]	Adjustments to eliminate non-recurring restructuring costs.
[14]	Adjustments to eliminate non-cash interest expense.
[15]	Eliminate non-cash or one-time expenses related to the August 2015 term loan refinancing.
[16]	Eliminate one-time expenses related to the August 2015 debt financing.
[17]	Adjustments to eliminate non-cash income tax expense (benefit).

AMAG Pharmaceuticals, Inc.
Reconciliation of GAAP Net Income (Loss) to Non-GAAP Net Income to Non-GAAP Adjusted EPS
(unaudited, amounts in thousands, except per share data)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2016	2015	2016	2015
GAAP Net Income (Loss)	$16,196	$(20,584)	$8,074	$25,578
Adjustments:
Interest expense, net	17,471	13,698	52,683	33,827
Loss on debt extinguishment	—	10,449	—	10,449
Other income	24	9,182	(197)	9,180
Provision for income tax	5,069	(14,130)	3,725	9,513
Operating income	38,760	(1,385)	64,285	88,547
Purchase accounting adjustments related to CBR deferred revenue	1,985	7,321	15,600	7,321
Non-cash collaboration revenue	—	—	—	(39,965)
Depreciation and intangible asset amortization	24,672	15,350	65,104	40,333
Non-cash inventory step-up adjustments	1,573	2,122	4,718	11,948
Stock-based compensation	5,468	4,889	16,808	11,572
Adjustments to contingent consideration	3,708	2,886	5,106	4,525
Option rights to license orphan drug	—	10,000	—	10,000
Impairment charges of intangible assets	—	—	15,963	—
Acquisition-related costs	—	10,901	—	13,735
Restructuring costs	—	753	712	4,090
Non-GAAP adjusted EBITDA	76,166	52,837	188,296	152,106
Cash interest	(14,323)	(10,582)	(43,154)	(24,879)
Non-GAAP Net Income	$61,843	$42,255	$145,142	$127,227

Basic:
GAAP net income (loss) per share - Basic	$0.47	$(0.62)	$0.23	$0.84
Shares used in GAAP per share computation	34,171	33,223	34,377	30,379
Non-GAAP net income per share - Basic	$1.81	$1.27	$4.22	$4.19
Shares used in non-GAAP per share computation	34,171	33,223	34,377	30,379

Diluted:
GAAP net income (loss) per share - Diluted	$0.43	$(0.62)	$0.23	$0.73
Shares used in GAAP per share computation	42,111	33,223	34,764	34,962
Non-GAAP net income per share - Diluted	$1.78	$1.02	$4.18	$3.31
Shares used in non-GAAP per share computation	34,730	41,229	34,764	38,430

AMAG Pharmaceuticals, Inc.
Reconciliation of 2016 Financial Guidance of Non-GAAP Adjusted EBITDA and Non-GAAP Net Income
(unaudited, amounts in millions)

	2016 Financial Guidance
	Previous	Updated
GAAP Net Income	$0 - $30	$3 - $23
Adjustments:
Interest expense	73	73
Provision for income tax	20	22
Operating income	$93 - $123	$98 - $118
Purchase accounting adjustments related to CBR deferred revenue	17	17
Depreciation and intangible asset amortization	91	91
Non-cash inventory step-up adjustments	5	5
Stock-based compensation	26	26
Adjustments to contingent consideration	6	6
Impairment charges of intangible assets	16	16
Restructuring costs	1	1
Non-GAAP adjusted EBITDA	$255 - $285	$260 - $280
Cash interest	(60)	(60)
Non-GAAP Net Income	$195 - $225	$200 - $220

AMAG Pharmaceuticals, Inc.
Share Count Reconciliation
(unaudited, amounts in millions)

	Three Months Ended September 30,				Nine Months Ended September 30,
	2016		2015		2016		2015
Weighted average basic shares outstanding	34.2		33.2		34.4		30.4
Employee equity incentive awards	0.5		—	[18]	0.4		1.6
Convertible notes	7.4		—	[18]	—	[18]	—	[18]
Warrants	—	[18]	—	[18]	—	[18]	3.0
GAAP diluted shares outstanding	42.1		33.2		34.8		35.0
Employee equity incentive awards	—		1.5	[19]	—		—
Convertible notes	(7.4)	[19]	7.4	[19]	—		7.4	[19]
Effect of bond hedge and warrants	—		(0.9)	[20]	—		(4.0)	[20]
Non-GAAP diluted shares outstanding	34.7		41.2		34.8		38.4

[18]
Employee equity incentive awards, convertible notes and warrants would be anti-dilutive in this period utilizing the “if-converted” method, which adjusts net income for the after-tax interest expense applicable to the convertible notes.

[19]	Reflects the Non-GAAP dilutive impact of employee equity incentive awards and convertible notes.
[20]	Reflects the impact of the non-GAAP benefit of the bond hedge and warrants.

CONTACT:
AMAG Pharmaceuticals, Inc.
Linda Lennox
Vice President, Investor Relations
617-498-2846